Altus Power, Inc. Announces Appointment of
Tina Chan Reich to Board of Directors

STAMFORD, CT, November 1, 2023 – Altus Power, Inc. (NYSE: AMPS), a leading commercial-scale provider of clean electric power, announced today that Tina Chan Reich has joined its Board of Directors. Ms. Reich will serve as a member of both the Audit Committee and the Nominating and Corporate Governance Committee.
“Altus Power is already supplying hundreds of large enterprises and thousands of residential customers with the benefits of clean electric power. As we grow, we will continue to develop and enhance our current digital platform to be best in class, more scalable, and easier to access, which will allow us to service our existing customers and deliver additional growth, both in new customer relationships as well as additional products and services. Tina Reich has an incredible track record of doing exactly that and we are very pleased that she is joining Altus Power,” said Lars Norell, Co-CEO of Altus Power. “Tina’s proven track record in data science and digital analytics and launching and scaling products both domestically and internationally, complements the skill set of our current Board of Directors,” said Christine Detrick, Chairperson of Altus Power.
“I am honored to join Altus Power’s Board of Directors and look forward to working with this exceptional team that is focused on long term growth and expanding our programmatic customer relationships,” commented Reich. “I believe my work in digital transformation, data science, and technology will add a new perspective to Altus Power’s strategy.”
Ms. Reich brings twenty-five years of risk management and data science experience. She served as Chief Credit Officer of the Global Business Financing, Payments, and Digital Experiences group of American Express, and was also responsible for Global Merchant and Network Services risk. Prior to that role, Ms. Reich served as Chief Risk Officer and Chief Data Scientist at Credibly, a fintech platform. In addition, she has held leadership positions overseeing various areas, including data science, marketing analytics, credit, data and digital experiences at American Express, Citibank, and JPMorgan Chase. Ms. Reich graduated from the Massachusetts Institute of Technology with a degree in economics. She has been on the Board of Santander Holdings USA, Inc. and Santander Bank, N.A. since July 2023 and serves as a member of the Risk and Compensation and Talent Management Committees. Ms. Reich has also been a member of the Board of Directors of the SaaS technology company BILL Holdings Inc. since June 2022, and also serves as a board observer and advisor to Clara, a Latin American fintech company. She has been an advisor to a number of global fintech companies and previously served on the board of Citicorp Payment Services.

About Altus Power
Altus Power, based in Stamford, Connecticut, is the leading commercial-scale provider of clean electric power serving commercial, industrial, public sector and Community Solar customers with end-to-end solutions.  Altus Power originates, develops, owns and operates locally-sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

Altus Power Contacts:

Chris Shelton
Head of IR
InvestorRelations@altuspower.com